Exhibit 10.1










                           PURCHASE AND SALE AGREEMENT
                                       FOR
                                 121 PORTAL LANE
                                 SEDONA, ARIZONA
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                                LIST OF EXHIBITS


EXHIBIT        DESCRIPTION
-------        -----------

A              Property Legal Description

B              Existing Title Policy

C              New Lease
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                                TABLE OF CONTENTS

PURCHASE AND SALE AGREEMENT....................................................1

PRICE AND TERMS................................................................1

SECTION 1.  SALE AND PURCHASE..................................................2

SECTION 2.  PURCHASE PRICE: EARNEST MONEY......................................2

SECTION 3.  TITLE INSURANCE....................................................3

SECTION 4.  LOAN...............................................................3

SECTION 5.  DUE DILIGENCE......................................................4

SECTION 6.  PRORATIONS.........................................................4

SECTION 7.  REPRESENTATIONS AND WARRANTIES.....................................4

SECTION 8.  CLOSE OF ESCROW....................................................7

SECTION 9.  "AS IS CONDITION.".................................................8

SECTION 10. NOTICES............................................................8

SECTION 11. COMMISSIONS........................................................8

SECTION 12. SUCCESSORS AND ASSIGNS.............................................9

SECTION 13. REMEDIES...........................................................9

SECTION 14. CONDEMNATION/CASUALTY.............................................10

SECTION 15. INSPECTIONS AND DOCUMENTS.........................................11

SECTION 16. LEASEBACK.........................................................11

SECTION 17. MISCELLANEOUS.....................................................11

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                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement ("Agreement") is made with reference to the following definitions and terms, subject to such further qualifications as are expressly hereinafter set forth:

Name & Address     121 Portal Lane
of Property:       Sedona, Arizona

Agreement Date:    March 15, 2002

Seller Notice Address:        Name:  ILX Resorts Incorporated,
                                     an Arizona corporation
                           Address:  2111 E. Highland, Suite 210
                                     Phoenix, AZ 85016
                         Telephone:  (602) 957-2777
                         Facsimile:  (602) 957-2290

Buyer Notice Address:         Name:  Edward John Martori, a married man
                                     dealing with his sole and separate property
                                     c/o Joseph P. Martori
                           Address:  2111 E. Highland, Suite 210
                                     Phoenix, AZ 85016
                         Telephone:  (602) 957-2777
                         Facsimile:  (602) 957-2290

                                 PRICE AND TERMS

A. PURCHASE PRICE: $1,650,000.00 ("Purchase Price") payable by Buyer at closing.

B. OPENING OF ESCROW: That date on which Buyer deposits with Escrow Agent all originals of this Agreement fully executed by Buyer and Seller ("Opening of Escrow Date")

C.   CLOSING DATE (SEE ALSO SECTION 8.1): On or before March 25, 2002.

D. PERSONAL PROPERTY: This Agreement includes none of the personal property owned by Seller located on the Property and used in the operation of the Property as of the Agreement Date.

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E.   ESCROW AGENT:

     Jeannie Larson
     Pioneer Title
     112 N. Elden Street
     Flagstaff, AZ 86001
     Phone: (928) 779-0371
     Facsimile: (928) 779-4112

F.   TITLE COMPANY: Pioneer Title Agency, Inc. as agent for Stewart Title.

G.   BROKERS (SEE SECTION 11).

SECTION 1. SALE AND PURCHASE.

     1.1 PROPERTY. Seller agrees to sell, convey and assign to Buyer and Buyer agrees to purchase and accept from Seller, for the Purchase Price and subject to the terms and conditions herein set forth, Seller's entire right, title and interest in and to the real Property legally described in Exhibit A attached hereto and further described below (collectively the "PROPERTY"). The Property includes no Personal Property.

     1.2 TITLE COMMITMENT. Attached as Exhibit B is a copy of the Stewart Title policy of Title Insurance (Title Policy) issued to Seller and dated December 21, 2000. The sale of this Property is subject to the matters shown in Schedule B of the Title Policy plus the Loan (as defined in Section 4); zoning laws, restrictions, stipulations, subdivision regulations and other laws and ordinances regulating the use of or improvements to the Property.

SECTION 2. PURCHASE PRICE: EARNEST MONEY. The Purchase Price shall be paid as follows:

     2.1 EARNEST MONEY. There shall be no earnest money.

     2.2 ESCROW AGENT. The parties hereby designate Jeannie Larson and Pioneer Title Agency, Inc. (as agent for Stewart Title) as the Escrow Agent and the Title Company, respectively.

     2.3 CLOSING FUNDS. The cash funds necessary to close escrow (plus or minus prorations and credits as expressly provided for in Section 6 below) shall be paid at Closing by Buyer in immediately available funds, by cashier's check or federal wire transfer to the Escrow Agent pursuant to instructions consistent with this Agreement. The Closing Funds shall be adjusted for the following:

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     (a.) The outstanding balance,  including principal and interest, due on the
Loan as of the Close of Escrow.

     (b.) The amount of $700,000 which is an amount Seller owes Buyer under a separate and distinct existing Promissory Note (Note). Upon the Close of Escrow the Note shall be marked "Paid in Full" and returned by Buyer to Seller.

     2.4 ESCROW AGENT DUTIES. The parties acknowledge that the Escrow Agent is acting solely as a stakesholder at their request and for their convenience; that the Escrow Agent shall not be deemed to be the agent of either of the parties; and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Buyer resulting from the Escrow Agent's mistake of law respecting the scope or nature of Escrow Agent's duties hereunder. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

SECTION 3. TITLE INSURANCE.

     3.1 TITLE COMMITMENT. Buyer accepts that it will receive the Title Policy with the Exceptions reflected in Exhibit B to this Agreement plus an exception reflecting the Loan.

     3.2 NO ADDITIONAL LIENS. Seller shall not place, permit, or cause to be placed any liens or encumbrances on the title to the Property from the date of this Agreement through Close of Escrow. If Seller places, permits, or causes a lien or encumbrance on the Real Property, contrary to the provisions of this Agreement, which can be removed by the payment of money, Escrow Agent is hereby expressly authorized, directed, and instructed to pay such monies in order to remove the lien or encumbrance at Close of Escrow from monies otherwise payable to Seller at Close of Escrow, and the net proceeds otherwise available to Seller at Close of Escrow shall be reduced accordingly.

SECTION 4. LOAN. The property is subject to an existing Loan in the amount of approximately $808,000 with Firstar Bank (Lender) as the holder of a first deed

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of trust on the  Property.  Buyer  will take  title  subject  to the Loan of the
Lender. The approximately balance of the Loan at the Close of Escrow will be $795,000. The Loan is due and payable on February 15, 2011. At that time Buyer shall make arrangements on its own to secure a new loan to pay off any balance owed on the Loan. Any new lender will enter into a Recognition and Attornment Agreement with Seller (as Tenant) in a form reasonably acceptable to Buyer.

SECTION 5. DUE DILIGENCE. Buyer has performed its Due Diligence on the Property.

SECTION 6. PRORATIONS.

     6.1 SETTLEMENT STATEMENT. Escrow Agent shall prepare a pro forma settlement statement and circulate same to the parties at least two (2) business days prior to the Closing Date reflecting all proposed prorations for mutual review by the parties.

     6.2 TAXES AND ASSESSMENTS. There shall be no proration of taxes and assessments since the Seller, as the tenant under the Lease referred to in
Section 16, is responsible for payment of all taxes and assessments.

     6.3 ESCROW/TITLE/RECORDING FEES. All escrow fees and recording fees shall be shared equally by Buyer and Seller provided, however, Seller shall pay for the cost of recording the Warranty Deed. Seller shall pay all fees and premiums with respect to issuance of preliminary title reports, title insurance commitments and standard coverage owner's title insurance policy to be issued to Buyer. Subject to compliance at Buyer's expense with all additional requirements of Escrow Agent (subject to the good faith cooperation of Seller regarding such additional requirements), Buyer may request the issuance at Close of Escrow of an extended coverage owner's policy of title insurance in lieu of that to be provided by Seller hereunder. Buyer shall be responsible for any excess premium over standard coverage required for extended coverage title insurance, for the cost of all endorsements, and for any lender's policy of title insurance.

     6.4 DEDUCTIONS AND DEPOSITS. All closing costs and prorations otherwise payable by Seller shall be deducted from Seller's proceeds at Close of Escrow. Buyer agrees to deposit with Escrow Agent an amount in addition to the Purchase Price sufficient to pay all closing costs and prorations payable by Buyer hereunder. Seller shall be responsible to pay, and there shall be deducted from Seller's proceeds at the Close of Escrow, any and all prepayment penalties or other charges to pay off any existing loans on the Property.

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SECTION 7. REPRESENTATIONS AND WARRANTIES.

     7.1 BY BUYER.

     (a) This Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms. Buyer will provide to Escrow Agent and seller any documents reasonably required by Escrow Agent regarding Buyer's authority to enter into and close the transaction contemplated by this Agreement.

     (b) There are no legal or administrative proceedings pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer that would affect Buyer's legal authority or financial ability to comply with this Agreement and close the transaction described herein in accordance with the terms hereof.

     7.2 BY SELLER. Seller represents and warrants to Buyer as follows:

          (a) Seller, and each of the persons executing this Agreement on behalf of Seller, represent and warrant that this Agreement constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms. Seller will provide to Escrow Agent and Buyer any documents reasonably required by Escrow Agent regarding Seller's authority to enter into and close the transaction contemplated by this Agreement.

          (b) Seller, to the best of its actual knowledge represents and warrants to Buyer as follows:

               (i) Seller has received no notice of litigation, including any action of condemnation or eminent domain, or violations of law, that would run with the Property as of the Closing Date.

               (ii) There are no legal or administrative proceedings pending or, to the best of Seller's knowledge, threatened against or affecting Seller that would affect Seller's legal authority or financial ability to comply with this Agreement and close the transaction described herein in accordance with the terms hereof.

               (iii) Seller has not disposed of or stored on the Property or any part thereof any "hazardous material" as defined below. For purposes of this Agreement, "hazardous material" means and includes any petroleum product and any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and

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Liability  Act,  any  so-called   "Superfund"  or  "Superlien"  law,  the  Toxic
Substances Control Act, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, or any substance or compound containing PCB's, or any other hazardous, toxic or dangerous waste, substance or material. Seller is not aware of any environmental issues which are not disclosed in the Property condition report.

               Seller hereby indemnifies Buyer and agrees to pay, defend, and hold Buyer harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses, and claims of any and every kind whatsoever, including reasonable attorneys' fees paid, incurred or suffered by, or asserted against, Buyer for, with respect to, or as a direct or indirect result of, the presence on or under the Property, as of Close of Escrow, of any hazardous material, or the escape, seepage, leakage, spillage, discharge, emission, or release from the Property into or upon any land, the atmosphere, or any watercourse, body of water, or wetland of any hazardous material present on the Property as of Close of Escrow, including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous material.

          (c) Through the Close of Escrow, Seller shall maintain property and casualty insurance in force on the Property with policy limits of at least One Million Dollars ($1,000,000.00).

          (d) Except as disclosed to Buyer in writing, Seller does not have knowledge of any condemnation, environmental, zoning or other land-use regulation proceedings, either instituted, or planned to be instituted, which would materially affect the use and operation of the Property for its intended purpose or the value of the Property, nor has Seller received notice of any special assessment proceedings affecting the Property.

          (e) At the time of Close of Escrow, there will be no outstanding contracts made by Seller for any improvements to the Property which have not been fully paid for and Seller shall cause to be discharged all mechanics' or materialmens' liens arising from any labor or materials furnished to the Property prior to the time of Close of Escrow other than those relating to obligations of Buyer hereunder.

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          (f) Seller will make available to Buyer at Seller's address  indicated
on page 1 hereof all of Seller's files and records relating to the Property.

          (g) There are no sites of historical or archaeological importance on the Property that in any way would impede, curtail, limit, or restrict the development of the Property.

          (h) There are no leases on the Property and will be none as of the Close of Escrow, except a lease between Buyer as landlord and Seller as tenant.

     7.3. SURVIVAL. All representations, warranties and indemnifications given by either party hereto under this Agreement are true on and as of the date so made, will be true in all material respects as of the Close of Escrow and shall survive the Close of Escrow and execution, delivery and recordation of the Warranty Deed. In the event that any representation or warranty is untrue, the other party shall have all rights and remedies available at law, in equity or as provided in this Agreement.

SECTION 8. CLOSE OF ESCROW.

     8.1 DOCUMENTS. Buyer and Seller shall pay all monies, execute and deposit all documents, and complete all other obligations required hereunder in order to consummate the purchase and sale of the Property on or before the Closing Date. On the Closing Date, as a condition of Closing, Escrow Agent shall record, or cause to be recorded, all necessary documents, issue its policy of title insurance, and otherwise accomplish the provisions hereof so as to close the transaction contemplated hereby (herein sometimes referred to alternatively as the "Closing," or "Close of Escrow"). At the Closing, Seller shall deliver or cause to be delivered the following properly executed and (where required) acknowledged documents:

          8.1.1 A Warranty Deed for the Property in the Arizona statutory form, subject only to (i) the title exceptions reflected in Schedule B of Exhibit B to this to this Agreement and the Loan in the approximate amount of $795,000.

          8.1.2 A Certification of Non-Foreign Status stating, under penalty of perjury, that Seller is not a "foreign person" as that term is defined in
Section 1445 of the Internal Revenue Code of 1986, as amended.

     8.2 FUNDS. At the Closing, Buyer shall deliver or cause to be delivered funds sufficient to close the transaction contemplated hereby, by cashier's check or federal wire transfer of funds to Escrow Agent pursuant to instructions given by Escrow Agent.

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     8.3 OTHER  DOCUMENTS.  The parties  shall  tender at the Closing such other documents as may be reasonably necessary or appropriate to complete the Closing.

     8.4 RECORDATION. All of the above documents will be delivered to Escrow Agent as closing agent, which shall record the documents to be recorded, deliver to Seller by cashier's check or wire transfer Seller's proceeds of Closing, and deliver the documents which are not to be recorded, only when the Title Company is prepared to issue to Buyer the Owner's Title Policy subject only to the Permitted Exceptions.

     8.5 POSSESSION. Upon recording of the Warranty Deed, Seller shall deliver to Buyer possession of the Property, subject only to the Permitted Exceptions.

     8.6 FURTHER ACTS. In addition to the acts and agreements of Buyer and Seller described herein, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered any and all further acts and agreements as Escrow Agent may reasonably request to consummate the transaction contemplated herein. This provision shall survive the Closing.

SECTION 9. "AS IS CONDITION." Buyer shall accept the Property in an "AS IS" condition as long as the Property is in the same condition at the Closing as at the end of the Due Diligence Period.

SECTION 10. NOTICES. Any notice required or permitted to be given under this Agreement must be in writing and given by (a) facsimile transmission; (b) depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; (c) delivering same in person to such party; or (d) depositing same into the custody of a nationally recognized overnight delivery service addressed to the party to be notified. In the event of mailing, notices shall be deemed effective three (3) days after posting; in the event of overnight delivery, notices shall be deemed effective on the next business day following deposit with the delivery service; in the event of personal service, notice shall be deemed effective when delivered; in the event of facsimile transmission, upon receipt (a written confirmation of successful transmission from the transmitting facsimile machine being prima facie evidence of such receipt). For purposes of notice, the addresses of the parties shall be as follows:

     If to Buyer, to:                   The address shown on Page 1 hereof

     If to Seller, to:                  The address shown on Page 1 hereof

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     With a copy to:                    Al Spector, Esq.
                                        Spector Law Offices, P.C.
                                        4020 N. Scottsdale Road, Suite 300
                                        Scottsdale, AZ 85251
                                        Telephone: (480) 941-0221
                                        Facsimile: (480) 990-9093

From time to time, either party may designate another or additional addresses for all purposes of this Agreement by giving the other party no less than three
(3) business days' advance notice of such change of address in accordance with the notice provisions hereof.

SECTION 11. COMMISSIONS. Buyer and Seller each represent to the other that each has not retained any real estate broker or any party entitled to a commission or broker's fee in connection with the sale of the Property by Seller to Buyer, and Buyer and Seller each agree to indemnify, protect, defend and hold the other harmless for, from and against any expense, including, without limitation, attorneys' and accountants' fees, claims, actions, suits or demands for payment of any commission, finder's fee or other sum initiated by any broker, commission agent or other person which such party or its representatives has engaged or retained. Notwithstanding anything in this Agreement to the contrary, the representations and indemnities set forth in this paragraph shall survive any termination of this Agreement.

SECTION 12. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns. Notwithstanding the foregoing, Buyer shall have the right, without the consent of Seller, to assign its rights under this Agreement to any corporation, partnership, or entity controlling, controlled by, or under common control with Buyer, or in which Buyer is a partner or member (which right shall include, but not be limited to, the right to designate any such corporation, partnership, or entity as the party to take title to the Property upon Close of Escrow). Upon any such assignment or designation, the corporation, partnership, or other entity to which such rights are assigned (or which is designated to take title to the Property) shall succeed to all of Buyer's rights and obligations, and from the date of Buyer's written notice to Seller of such assignment or designation, all references in this Agreement to Buyer shall be deemed thereafter to be references to such corporation, partnership, or other entity. Any other assignment of Buyer's interest herein shall be subject to the prior written approval of Seller, which approval shall not be unreasonably withheld.

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SECTION 13. REMEDIES.

     13.1 BUYER DEFAULT. If Buyer fails for any reason to close the transaction described herein or otherwise defaults in the payment or performance of any obligation set forth herein, Seller shall give Buyer written notice of the default. If Buyer has not completely cured the default within five (5) business days after the date of Seller's notice, then Seller shall have the right to terminate this Agreement by giving Buyer and the Escrow Agent written notice thereof, in which event Seller shall be entitled to retain, as Seller's sole and exclusive remedy, as liquidated damages, and not as a penalty, the Earnest Money and all interest earned thereon; such amounts shall be released from escrow and delivered immediately to Seller by the Escrow Agent without further instruction from Seller or Buyer, and neither party shall have any further obligation whatsoever to the other. Seller and Buyer acknowledge and agree that Seller's damages in the event of any such default or breach by Buyer would be difficult or impossible to determine and that under the circumstances existing on the Contract Date, the amount of the Earnest Money and interest thereon is the best and most accurate estimate by the parties of the damages that Seller would suffer in the event of any such default or breach.

     13.2 SELLER DEFAULT. If Seller fails to perform any of its obligations or agreements hereunder, Buyer shall give Seller written notice of the default. If Seller has not completely cured the default within five (5) business days after the date of Buyer's notice, then Buyer may (i) terminate this Agreement by notifying Seller thereof, in which event the Earnest Money and all interest earned thereon shall be returned to Buyer; or (ii) bring legal action to enforce specific performance of this Agreement.

     13.3 NO FURTHER DUTIES. If Buyer terminates this Agreement pursuant to a right granted to Buyer under this Agreement, neither party hereto shall have any further rights, duties or obligations hereunder (except as otherwise expressly provided in this Agreement) and the Earnest Money and all interest earned thereon shall be returned by Escrow Agent to Buyer.

     13.4 POST CLOSING DEFAULT. In the event that after Closing a party ("Defaulting Party") breaches an obligation hereunder which is expressly stated herein to survive Closing, the Defaulting Party shall be liable to the other party ("Non-Defaulting Party") for the damages incurred by the Non-Defaulting Party as a result of such breach.

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SECTION 14. CONDEMNATION/CASUALTY.

     14.1 CONDEMNATION. In the event that all or any Substantial Portion (as defined in Section 14.3 below) of the Property is condemned or taken by eminent domain prior to Closing or conveyed in lieu thereof, Seller shall give Buyer written notice thereof and Buyer may, at its option, either (i) terminate this Agreement by written notice thereof to Seller within five (5) business days after Seller notifies Buyer of such condemnation or conveyance; or (ii) proceed to close the purchase of the Property pursuant to the terms hereof. If Buyer elects option (i) above, Buyer shall receive an immediate refund of the Earnest Money and all interest earned thereon. If Buyer elects option (ii) above, Buyer shall receive the condemnation proceeds or a reduction in the Purchase Price of an equal amount. In the event Buyer fails to timely deliver written notice of termination as described in option (i) above, Buyer shall be deemed to have elected option (ii) above.

     14.2 CASUALTY. In the event that all or any Substantial Portion of the Property is damaged or destroyed by fire or other casualty prior to Closing, Buyer may, at its option, either (i) terminate this Agreement by written notice thereof to Seller within five (5) business days after Seller notifies Buyer of the casualty; or (ii) proceed to close the purchase of the Property pursuant to the terms hereof. If Buyer elects option (i) above, Buyer shall receive a refund of the Earnest Money and all interest earned thereon. If Buyer elects option
(ii) above, Seller shall deliver to Buyer at the Closing all insurance proceeds actually received by Seller arising from such casualty and attributable to the Property and/or assign to Buyer all of Seller's right, title and interest in any claim under any applicable insurance policies with respect to such casualty, there shall be no reduction in the Purchase Price and Seller shall cooperate with Buyer in its efforts to be paid insurance proceeds. In the event Buyer fails to timely deliver written notice of termination as described in option (i) above, Buyer shall be deemed to have elected option (ii) above.

     14.3 SUBSTANTIAL PORTION. For purposes of this Section 14, a Substantial Portion of the Property shall mean any taking or casualty loss which decreases the value of the Property by Fifty Thousand Dollars ($50,000.00) or more ("Substantial Portion"). If, within ten (10) business days after Seller's notice to Buyer described above, Seller and Buyer are unable to reasonably agree after good faith efforts upon whether the taking or casualty loss involves a Substantial Portion of the Property, then this Agreement shall be deemed null and void and the Earnest Money and all interest thereon shall be refunded to Buyer.

SECTION 15. INSPECTIONS AND DOCUMENTS.

     15.1. ACCESS. Buyer has had and shall continue to have, during the entire term of this Agreement, access to (i) all information Buyer is entitled to

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hereunder;  and (ii) the Property for purposes of inspections and investigations of the Property. Seller agrees it will not make or cause to be made any material changes to the Property after such inspection. Notwithstanding the foregoing, Buyer and its agents shall not disrupt the operation of the Property. Buyer shall defend and indemnify Seller from, for, and against any loss, cost or liability which may arise or result from any activities of Buyer or its agents on or with respect to the Property, except to the extent caused by Seller's negligence or willful misconduct.

     15.2. INFORMATION. Seller shall deliver the original and all copies of the information, data, documents, and materials in Seller's possession relating to the Property to Buyer at Close of Escrow and Seller's interest in them shall pass to Buyer as of Close of Escrow.

SECTION 16. LEASEBACK. Contemporaneous with the signing of this Agreement, Seller and Buyer shall enter into a leaseback of the Property where the Seller shall be the Tenant and the Buyer shall be the Landlord. The lease shall be in the form attached as Exhibit C. The Close of Escrow is conditioned upon the Seller and Buyer having signed this Lease Agreement.

SECTION 17. MISCELLANEOUS.

     17.1. ENTIRE AGREEMENT. This Agreement is the entire agreement between Seller and Buyer concerning the sale of the Property and no modification hereof or subsequent agreement relating to the subject matter hereof shall be binding on either party unless in writing and signed by the party or parties to be bound.

     17.2 CONTINUING VALIDITY. If any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

     17.3 ATTORNEYS FEES. Should either party employ an attorney to enforce any of the provisions hereof or to recover damages for the breach of this Agreement, the non-prevailing party in any final judgment agrees to pay the other party's reasonable expenses, including attorneys' fees and expenses, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.

     17.4 LAW AND VENUE. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona. Exclusive jurisdiction shall be the Coconino County Superior Court.

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     17.5 TIME OF  ESSENCE.  Time is of the essence in the  performance  of each party's obligations hereunder.


SELLER:                                 BUYER:


ILX RESORTS INCORPORATED


----------------------------------      ----------------------------------------
By: Nancy J. Stone                      Edward John Martori
Its: President

Date: March ____, 2002                  Date:  March ____, 2002

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
ESCROW AGENT:

Received this _______ day of March 2002 Escrow Agent hereby agrees to be bound by the provisions hereof applicable to Escrow Agent, and to perform Escrow Agent's obligations as set forth herein.

     PIONEER TITLE AGENCY, INC.

     ___________________________________
     By: Jeannie Larson
     Title:  ___________________________


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